Exhibit 2

United EcoEnergy Corp.
Meeting of the Board of Directors

WHEREAS, the Board of Directors (the “Board”) of the United EcoEnergy Corp. (the “Company”) has determined that it is in the best interests of the Company to obtain fidelity bond coverage covering the Company against larceny and embezzlement by, among others, officers and employees of the Company, in accordance with the requirements of Rule 17g-1 promulgated by the U.S. Securities and Exchange Commission under Section 17 (g) of the Investment Company Act of 1940, as amended; now, therefore, it is

RESOLVED, that the Company’s fidelity bond coverage be entered into with RLI Insurance Company in the amount of $25,000 with a premium of $150; and it is further

RESOLVED, that the amount of the fidelity bond coverage is approved after consideration of all factors deemed relevant by the Board, including, but not limited to, the existing and projected value of the aggregate assets of the Company to which any covered person may have access, the amount of coverage offered to the Company, the estimated amount of the premium for such bond, the type and terms of the arrangements made for the custody and safekeeping for such assets and the nature of the securities held by the Company; and it is further

RESOLVED, that subject to the ratification of the Board, the officers of the Company be, and hereby are, authorized to increase the amount of such bond as more coverage becomes available to satisfy the requirements of Rule 17g-1(d) under the Investment Company Act of 1940; and

RESOLVED, that any officer of the Company is authorized to make any and all payments and do any all other acts, in the name of the Company and on their behalf, as they, or any of them, may determine to be necessary or desirable and proper with the advice of counsel in connection with the foregoing resolutions.

The premium in the amount of $150.00 was paid for the Bond.

Please do not hesitate to contact the undersigned at (646) 961-4459 with any comments or questions.

Sincerely,

/s/ Jan E. Chason
Jan E. Chason
Chief Financial Officer